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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

June 12, 2002 (June 12, 2002)
Date of Report (Date of earliest event reported)

AVAX TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-29222 (Commission File Number)	13-3575874 (IRS Employer Identification Number)
9200 Indian Creek Parkway Suite 200 Overland Park, KS 66210 (Address of principal executive offices)
(913) 693-8491 (Registrant's telephone number, including area code)

Item 5.    Other Events

        On Wednesday, June 12, 2002, AVAX Technologies, Inc. ("AVAX" or the "Company") held an investor conference call for the purpose of providing an update on a broad range of issues affecting the Company. The following is a summary of certain matters covered in the conference call.

1.    Management and Organization

        AVAX has restructured its operations and management team over the last year. The following is an overview of the organization and the management structure that is in place today.

        AVAX has operations on three continents. The North America operations, headquartered in Overland Park, Kansas are focused on strategic management of the global operations and on operational management of the development, regulatory and clinical trials for the Company's four technologies. AVAX has nine full-time employees and two full-time regulatory and medical consultants in Overland Park, including Dr. Jeffrey Staffa, the head of Global Regulatory Affairs. Dr. Staffa joined AVAX as a regulatory consultant six months ago and brings over 23 years of industry experience, including six years with the FDA.

        AVAX's manufacturing facility in Philadelphia currently has 10 full-time employees, including Henry Schea, the Director of Quality Systems and one full-time consultant. Mr. Schea joined AVAX four months ago, initially as a consultant and then as a full-time member of the management team. Mr. Schea brings over 20 years of industry experience, most notably in quality operations specific to the cell therapy sector.

        AVAX's research lab in Albany, New York is headed by its Director of Global Research, Dr. Lorne Erdile, who has been instrumental in the development and characterization efforts of the new frozen vaccine described below.

        The operations in France have been consolidated into one location in Lyon, the site of AVAX's cell and gene therapy manufacturing facility. The operation in France is managed by Dr. Andres Crespo. Dr. Crespo has over 20 years experience in the cell and gene therapy development area. Dr. Crespo has been assisting with the vaccine product development efforts, as well as managing the clinical, manufacturing and regulatory activities in Europe. AVAX currently has 14 employees in Lyon who are devoted to regulatory, quality and manufacturing activities to support contract manufacturing activities and to support manufacture of the vector and regulatory filings for AVAX's SCID technology. As previously announced, in an effort to focus the Company and conserve resources, AVAX has ceased development activities with the TK gene technology and Chondrocytes.

        AVAX now owns 95% of the operations in Australia. In 2001, AVAX hired a new General Manager of the Australia operation, Mr. Roger Hemingway. Mr. Hemingway has over 25 years in the pharmaceutical industry, most recently as Vice President for Northern Europe with Aventis Pharma. Mr. Hemingway has overseen the reimbursement filing for M-Vax in Australia. Reimbursement in Australia is critical to the future marketing success of the vaccine in Australia. Management hopes to see reimbursement approval for M-Vax toward the latter part of 2002, with actual implementation in the first quarter of 2003.

2.    Regulatory-Vaccine

        In March of 2001, the Company's vaccine clinical trials were placed on hold by the FDA. The Company also underwent an FDA inspection of its manufacturing facility in Philadelphia. The concerns that were raised by FDA, both as a part of the clinical hold and as part of the facility inspection, related to sterility of the final vaccine and to the adequacy of the Company's quality organization and quality systems.

        Prior to the initiation of the clinical hold, AVAX was performing research on the existing vaccine to develop "next generation" technologies. The focus of this research was on ways to simplify the logistics of the existing vaccine technology and the manufacturing process. In the course of extensive clinical hold conversations with the FDA and the subsequent facility review, and in light of ongoing development work, it became apparent to AVAX that it would be better able to address FDA concerns with a product with a longer shelf life. As a result, the Company accelerated its focus on developing a more stable, consistent and controllable product.

        AVAX has developed a frozen vaccine in which tumor cells are haptenized with DNP, as before, packaged and then the final vaccine is frozen for eventual shipping. This allows AVAX to make all of the completed vaccine doses at one time, as one lot, and then hold them until all of the final release testing is completed.

        It is necessary to understand the processing steps of the original vaccine technology and those of the newly developed frozen vaccine technology in order to understand the importance of the changes that have been made. With the original vaccine technology, the manufacturing was broken into two separate components. First, tumors were received from the clinical site and processed to effectively separate the cancer cells from the other tumor tissue. These cancer cells were then put into a number of vials, or aliquots, and frozen for later vaccine processing. The second part of the process occurred each time the patient was to receive a dose of vaccine. An aliquot of cells was removed from cryo-preservation, thawed, irradiated and then haptenized and the final vaccine dose was distributed for injection into the patient within 18 hours of production. Because of the limited shelf life, each dose was shipped via ground to air courier to ensure receipt by the investigator in a timely fashion.

        What is important to note here is that each vaccine dose produced was considered by the FDA to be a separate lot of product and, as a result, was required to undergo complete product release testing. As part of producing each dose, a 14-day sterility test was performed, but the results were not available until after the patient had already been treated due to the 18-hour shelf life. If a contaminated dose was produced, the investigator was notified and a decision to continue treatment was made at that point. This was part of the clinical protocol that was reviewed and accepted by the FDA prior to initiating the previous clinical trials.

        With the frozen vaccine process, the tumors are received and processed in a similar manner to the original vaccine technology. The entire process, however, takes place in one step, a significantly more cost effective manufacturing process. When the tumor is received and the cancer cells are separated from the connecting tissue, the cancer cells are immediately irradiated and haptenized. The resulting vaccine bulk is then packaged into vials and frozen for future shipment to the clinical site once all of the release tests have been completed.

        With this processing method, each tumor or complete patient vaccine regimen is considered a single clinical lot and the appropriate release testing, including sterility testing, is performed on the bulk lot of product. Because the product is frozen for distribution, all sterility test results will be received prior to shipping, thus helping to ensure that the final distributed product is sterile and has passed all the appropriate regulatory requirements.

        In April 2002, AVAX held two pre-IND meetings with the FDA to discuss its new manufacturing process and its planned clinical programs. Based upon those meetings, as well as earlier meetings and discussions with the FDA, it was determined that the most appropriate course with the new vaccine would be to perform two Phase I/II clinical trials, one in melanoma and one in ovarian cancer, assessing safety and measuring the vaccine's ability to elicit an immune response as measured by DTH testing to both hapten-modified and unmodified tumor cells.

        In AVAX's early clinical studies with the original vaccine in Stage III and IV melanoma patients, there was a strong correlation between five-year survival and a significant positive DTH response to unmodified tumor cells. AVAX has also previously treated and elicited some robust DTH responses in both stage III and IV ovarian cancer patients. AVAX believes it will be important to demonstrate in humans that the frozen vaccine can elicit the same immune response that it saw with the unfrozen vaccine in order to justify a larger pivotal trial.

        AVAX recently issued a press release discussing published results from its animal model, testing the original unfrozen vaccine, as well as results just produced in the same animal model with the current frozen vaccine. The paper, just published in the journal Cancer Immunology Immunotherapy, shows that administration of the original unfrozen vaccine in a mouse metastatic mammary tumor model significantly improved relapse free survival compared with the survival of control animals who did not receive the vaccine. The paper also further validates the importance of its proprietary haptenization process because animals administered an unhaptenized vaccine as a control, showed relapse free survival similar to those receiving no treatment.

        This animal model was originally created to serve as a baseline against which AVAX would be able to evaluate product development initiatives with regard to potential effectiveness. Using this same animal model, AVAX has now completed a series of studies with the current frozen haptenized vaccine. The results have been quite encouraging. Like the original unfrozen vaccine, the frozen haptenized vaccine significantly improved relapse free survival compared to untreated controls. Although additional animal studies are planned to confirm these results, AVAX is pleased with what it views internally as a bridge between the effectiveness of the fresh and frozen vaccine as demonstrated in this animal model. AVAX believes that with these results, it has a sound basis for moving forward with the IND filings and the phase I/II clinical studies with the frozen vaccine.

        AVAX is in the final stages of completing its vaccine INDs and readying them for filing. There are two major milestones that AVAX is now completing in that regard and will be summarizing over the next month. They are the completion of a vaccine toxicity study in mice and completion of the asceptic fill validation in AVAX's manufacturing facility. Assuming successful completion of these two remaining milestones, AVAX now anticipates submission of two new INDs in July or August 2002, one for melanoma and one for ovarian cancer. The Company hopes, given an IND submission in July, to have these become active in August. With a fast enrollment these trials will take four to six months to enroll with an additional four months required for finalizing the study results. With the planned parallel path (melanoma and ovarian), if things go quite well and enrollment is fast, the Company hopes to initiate the larger pivotally powered studies in the third quarter of 2003.

        As previously indicated, commercial opportunities exist for the vaccine in several European countries. AVAX is continuing actively to pursue commercial partners in Europe to take advantage of these opportunities, and a successful IND filing should help with these efforts. In addition, AVAX is actively pursuing development partners for European or world-wide development rights to the vaccine to accelerate the commercial and clinical development of the vaccine technology.

3.    Company Focus and Technology Review

        In conjunction with its analysis of the FDA clinical hold situation, AVAX completed a comprehensive review of its technology pipeline. As previously reported, over the course of the past year, AVAX has significantly scaled back the operations and programs of the Company to conserve resources and to focus on those programs that the Company determined had the potential to bring the most value to the Company. This has resulted in a technology portfolio consisting of three core cancer technologies: the vaccine and two small molecule programs; and one gene therapy technology targeting Severe Combined Immunodeficiency Disorder, or SCID.

        The two small molecule programs are pre-clinical today, but AVAX has selected lead compounds in both programs and is in the process of performing toxicology studies and moving toward IND filings in the next eight to 12 months.

        The Company currently is undertaking studies to demonstrate the differentiation of the lead topoisomerase inhibitor compound from other topoisomerase inhibitors and to complete toxicology work required for an IND filing. The Company expects to complete the required toxicology work by the end of 2002 and to file an IND in the first quarter of 2003.

        The Company's lead anti-estrogen compound has been selected by the Drug Development Group of the National Cancer Institute for further development that is intended to lead to the filing of an IND. Acceptance of this compound by the DDG is very important in that the DDG assumes the cost of this pre-clinical development and helps to validate the potential value this compound represents.

        The lead anti-estrogen compound has a unique method of action and has shown, in animal models, to have a significant effect when used alone without an increased risk of uterine complications. Importantly, when the lead compound has been used with tamoxifen, a synergistic effect has been seen, allowing a significant reduction in the doses of both compounds while maintaining the uterine safety profile of the lead compound. These findings have indicated that this compound may be highly effective in treating diseases such as breast cancer when used either alone or in combination.

        At this time, AVAX is anticipating completion of toxicology studies for the anti-estrogen compound by the end of the first quarter of 2003 with an IND filing expected in the second quarter of 2003.

        AVAX, through Genopoeitic, has been actively involved in developing and producing the viral vector for a gene therapy treatment for children with a specific genetic disease, SCID-Xl. SCID, or Severe Combined Immuno-Deficiency Disorder, is more commonly referred to as "the bubble boy disease" due to the absence of the child's ability to develop immune functions and the requirement for them to live in a controlled environment.

        This treatment, which was developed by Professor Allain Fischer and the French Agency INSERM, consists of removing a small part of the child's bone marrow, processing the marrow to separate the stem cells, exposing those cells to a vector containing a genetic correction and then giving the patients corrected cells back to them. This gene therapy treatment has produced some remarkable results to date with 4 of 5 patients successfully cured of what has most often proven to be a fatal condition. An article providing detailed results of these clinical trials to date was published as the lead article in the April 2002 issue of the New England Journal of Medicine along with an editorial commentary.

        AVAX has an option to obtain a license to this technology as well as an agreement to acquire the clinical data from the ongoing clinical trials. The clinical trials are ongoing and it is anticipated that these data will be used as the basis for a regulatory filing in Europe and could be supportive of regulatory filings in other countries.

        As previously reported, AVAX has recently received Orphan Drug status from both EMEA and the FDA for this gene therapy, providing exclusivity for this treatment to the Company. AVAX currently is developing its regulatory file in preparation for submission of a BLA with EMEA in Europe with an anticipated filing in the first quarter of 2003. AVAX also anticipates initiating discussions with the FDA regarding a potential filing in the US.

        Given anticipated filing dates and regulatory review times, AVAX could begin to see revenue from this technology in Europe during 2003. AVAX is also actively looking at ways to leverage this technology through collaborations with other companies.

4.    Milestones

        AVAX has established several significant milestones that it believes can be achieved over the next few months, thus positioning AVAX for a fundraising sufficient to take it through 2003. These first critical milestones are as follows:

  •
  Completion of the vaccine animal model bridging study

  •
  Successful vaccine IND filings and acceptance by FDA

  •
  Completion of a collaboration in Europe for SCID

  •
  Completion of a collaboration in Europe for the vaccine

        Beyond these near term milestones, AVAX has established other milestones that it believes can be achieved over the next 12 to 18 months:

  •
  BLA filings for SCID in Europe and the US

  •
  Regulatory approvals for SCID

  •
  Reimbursement approval for M-Vax in Australia

  •
  Completion of vaccine phase I/II clinical trials enrollment

  •
  Completion of DTH results from both phase I/II trials

  •
  Completion of toxicology work and successful IND filing for the topoisomerase inhibitors compound

  •
  Completion of toxicology work and successful IND filing for the anti-estrogen compound

  •
  Commencement of pivotal trials for melanoma and ovarian cancer

5.    Financial Update

        As of March 31, 2002, AVAX ended the quarter with cash of $10.3 million and current assets net of current liabilities of $9.4 million. As of May 31, cash on hand was $8.6 million and current assets net of current liabilities were $7.0 million.

        AVAX's anticipated burn based upon its current operating plan and moving all of its programs forward as described, is expected to average approximately $800,000 per month over the next nine months. Based upon this plan, AVAX has sufficient net assets to move through the first quarter of 2003.

        In the investor call and this Form 8-K, the Company made statements that plan for or anticipate the future. These forward-looking statements include statements about AVAX's future business plans and strategies, and other statements that are not historical in nature. These forward-looking statements are based on the Company's current expectations. Forward-looking statements involve significant risks and uncertainties, and in light of the significant uncertainties inherent in those statements, the inclusion of that information should not be regarded as a representation by AVAX that the objectives and plans of the Company will be achieved. In fact, actual results could differ materially from those contemplated by the forward-looking statements. Many important factors affect the Company's ability to achieve the stated outcomes, including the results of ongoing laboratory testing of its vaccine technologies and the small molecule compounds, the FDA response to AVAX's planned IND filings for the vaccines, possible additional FDA questions regarding those products and manufacturing processes, the Company's ability to obtain substantial additional funds, to obtain and maintain all necessary patents or licenses, to demonstrate the safety and efficacy of product candidates at each stage of development, to meet applicable regulatory standards and receive required regulatory approvals, to meet obligations and required milestones under its license agreements, to be capable of producing drug candidates in commercial quantities at reasonable costs, to compete successfully against other products, and to market products in a profitable manner, as well as other risks detailed from time to time in AVAX's public disclosure filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2001. AVAX does not undertake any obligation to publicly release any revisions to these forward-looking statements or to reflect the occurrence of unanticipated events.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVAX TECHNOLOGIES, INC.
Date: June 12, 2002
	By:	/s/ DAVID L. TOUSLEY
	Name:	David L. Tousley
	Title:	President, Chief Operating Officer and Chief Financial Officer

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  Item 5. Other Events
SIGNATURES